Exhibit 99.1

Heritage Reports Fourth Quarter and Full Year 2025 Results

Tampa, FL – March 9, 2026: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported fourth quarter of 2025 financial results.

Fourth Quarter 2025 Result Highlights

•

Heritage reported net income of $66.7 million, an increase of 228.5% from net income of $20.2 million in the prior year quarter; and earnings per share of $2.15 per diluted share, an increase of 225.8% from $0.66 per diluted share from the prior year quarter.

•	Gross premiums earned were $361.7 million, an increase of 0.4% from $360.4 million in the prior year quarter.

•	Net premiums earned totaled $202.7 million, an increase of 1.7% from $199.3 million in the prior year quarter.

•	Net loss ratio was 31.3%, an improvement of 23.4 percentage points from 54.7% in the prior year quarter.

•	Net expense ratio was 30.7%, an improvement of 4.3 percentage points from 35.0% in the prior year quarter.

•	Net combined ratio was 62.0%, an improvement of 27.7 percentage points from 89.7% in the prior year quarter.

•	Return on average equity was 56.6%, up from 28.5% in the prior year quarter.

•	Book value per share increased 72.5% from year end 2024 and was up 124.8% from year-end 2023.

“Our fourth quarter results benefited from the cumulative effect of the strategic initiatives launched several years ago and which have been continuously refined over the last two years. Our focus on rate adequacy, disciplined underwriting and high service levels to our agents and policyholders, coupled with favorable weather, resulted in record earnings this quarter and for the full year. Looking forward, we are well-positioned to deliver managed growth with rate adequacy in over 90% of our markets where we are open for new business. As a result, we have seen our new business premium production increase 60.4% in the quarter as compared to the fourth quarter of 2024. We believe we have the right agent relationships, reinsurer partnerships, management team, and infrastructure to prudently grow our top line in 2026. We appreciate our valued agents, agencies and reinsurance partners and recognize their influence on our success,” remarked Heritage CEO Ernie Garateix.

Strategic Profitability Initiatives

The Company has focused on three main strategic initiatives aimed at achieving consistent long-term quarterly earnings and driving shareholder value, which include:

•	Generating underwriting profit through rate adequacy and more selective underwriting.

•	Allocating capital to products and geographies that maximize long-term returns.

•	Targeting a balanced and diversified portfolio.

2025 Progress on Strategic Initiatives

•	Re-opened profitable geographies and allocated capital to sustain profits and margin on a measured basis.

•	Persistent underwriting discipline and focus on rate adequacy.

•	Continued data driven analytics.

•	Enhanced customer service and claims capabilities.

•	Leveraged infrastructure and capabilities to foster future growth.

Strategic Initiatives for 2026

•	Target geographies open for new business, while closely managing risk and exposure.

•	Continue persistent underwriting discipline and focus on rate adequacy while driving prudent growth of the top line.

•	Enhance data driven analytics using AI and other technology tools.

•	Continue the refinement of customer service and claims capabilities.

•	Leverage infrastructure and capabilities to foster future growth, which includes our plan to enter the State of Texas to offer products on an excess and surplus lines basis.

Capital Management

Heritage’s Board of Directors has decided to continue its suspension of the quarterly shareholder dividend to prioritize strategic growth. The Board of Directors will continue to evaluate dividend distributions on a quarterly basis. The Company repurchased 106,135 shares of common stock during 2025 at a cost of $2.3 million under the Company’s previously announced share repurchase authorization, which authorizes the repurchase of up to an aggregate of $10.0 million of common stock through December 31, 2025. On November 5, 2025, the Board of Directors established a new share repurchase plan to commence upon the expiration of the 2025 share repurchase plan on December 31, 2025, for the purpose of repurchasing up to an aggregate of $25.0 million of common stock through December 31, 2026. The Company repurchased 112,858 shares of common stock during the first quarter of 2026 at a cost of $3.0 million under the new share repurchase plan.

Results of Operations

The following table summarizes results of operations for the three-months and years ended December 31, 2025 and 2024 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	Change	2025	2024	Change
Total revenue	$215,317	$210,264	2.4%	$847,330	$816,985	3.71%
Net income	$66,675	$20,294	228.5%	$195,594	$61,539	217.8%

Earnings Per Diluted Share	$2.15	$0.66	225.8%	$6.32	$2.01	214.4%

Book value per share	$16.39	$9.50	72.5%	$16.39	$9.50	72.5%

Return on equity*	56.6%	28.5%	28.1 pts	49.1%	24.1%	25.0 pts

Underwriting summary
Gross premiums written	$336,221	$338,742	(0.7)%	$1,436,346	$1,432,942	0.2%
Gross premiums earned	$361,720	$360,448	0.4%	$1,431,103	$1,406,106	1.8%
Ceded premiums	$(159,045)	$(161,170)	(1.3)%	$(636,946)	$(638,246)	(0.2)%
Net premiums earned	$202,676	$199,278	1.7%	$794,157	$767,860	3.4%

Ceded premium ratio	44.0%	44.7%	(0.7) pts	44.5%	45.4%	(0.9	) pts
Ratios to Net Premiums Earned:
Loss ratio	31.3%	54.7%	(23.4) pts	39.4%	58.2%	(18.8	) pts
Expense ratio	30.7%	35.0%	(4.3) pts	33.6%	36.0%	(2.4	) pts
Combined ratio	62.0%	89.7%	(27.7) pts	73.1%	94.2%	(21.1	) pts

*

Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period. Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC, and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Fourth Quarter 2025 Results:

Fourth quarter 2025 net income was $66.7 million or $2.15 per diluted share, compared to net income of $20.3 million or $0.66 per diluted share in the prior year quarter. The increase was primarily driven by higher net premiums earned and investment income, accompanied by a significant reduction in losses and loss adjustment expenses and a reduction in policy acquisition costs. Additionally, a lower effective tax rate caused the provision for income taxes in the current year quarter to be proportionately lower compared to the prior year quarter. A strong increase from the full year 2024’s net income of $61.5 million, or $2.01 per share. Of note, our full year results included $31.8 million of net pretax losses and loss adjustment expenses related to the California wildfires in the first quarter of 2025.

Premiums-in-force were $1.43 billion as of the fourth quarter 2025, relatively flat compared to the fourth quarter 2024.

Gross premiums written of $336.2 million were down 0.7% from $338.7 million in the prior year quarter, driven by a moderate reduction in our commercial residential business from by competitive market conditions, which was partly offset by rate driven growth in our personal lines business.

Gross premiums earned were $361.7 million, up 0.4% from $360.4 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months.

Net premiums earned were $202.7 million, up 1.7% from $199.3 million in the prior year quarter, driven primarily by a reduction in ceded premiums from the prior year quarter.

Net loss ratio was 31.3%, a 23.4 point improvement from 54.7% in the same quarter last year reflecting significantly lower net losses and LAE coupled with higher net premiums earned. Net weather losses for the current accident quarter were $7.7 million, a decrease of $37.9 million from $45.6 million in the prior year quarter. There were no catastrophe losses in the current year quarter compared to $40.0 million in the prior year quarter. Other weather losses totaled $7.7 million, slightly up from the prior year quarter amount of $5.6 million. Attritional losses declined from the prior year quarter. Adverse loss development was $1.6 million compared to adverse development in the prior year quarter of $3.8 million.

The net expense ratio was 30.7%, a 4.3 point improvement from the prior year quarter amount of 35.0%, driven primarily by a reduction in policy acquisition costs from higher ceding commission income as well as relatively flat general and administrative expenses, coupled with an increase in net premiums earned.

Net combined ratio of 62.0% improved 27.7 points from 89.7% in the prior year quarter, driven by a lower net loss ratio and lower net expense ratio as described above.

Net investment income was $9.8 million up $1.3 million, or 15.9%, from $8.5 million in the prior year quarter reflecting larger investment balances coupled with actions to align the investments with the yield curve, while maintaining a high-quality portfolio of short duration.

The effective tax rate was 24.2% compared to 29.9% in the prior year quarter. The effective tax rate for the current year quarter was slightly lower than the statutory rate, driven primarily by higher pre-tax income which diluted the impacts of permanent tax differences. The effective tax rate for the prior year quarter was higher than the statutory rate, driven largely by the impact of the true up during the fourth quarter of 2024 from the previous three quarterly estimates. The impact of permanent tax differences on projected results of operations for the calendar year affects the effective tax rate, which can also fluctuate throughout the year as estimates used in the quarterly tax provision are updated with additional information.

Supplemental Information:

	At December 31,
Policies in force:	2025	2024	% Change
Florida	123,437	133,775	(7.7)%
Other States	233,838	255,700	(8.5)%

Total	357,275	389,475	(8.3)%

Premiums in force:	(In thousands)
Florida	$679,079	$707,197	(4.0)%
Other States	752,738	726,048	3.7%

Total	$1,431,817	$1,433,245	(0.1)%

Total Insured Value:	(In thousands)
Florida	$105,997,817	$102,661,095	3.3%
Other States	257,533,142	264,950,914	(2.8)%

Total	$363,530,959	$367,612,009	(1.1)%

Book Value Analysis:

	As Of
Book Value Per Share	December 31, 2025	December 31, 2024	December 31, 2023
Numerator:
Common stockholders’ equity	$505,251	$290,799	$220,280
Denominator:
Total Shares Outstanding	30,833,776	30,607,039	30,218,938

Book Value Per Common Share	$16.39	$9.50	$7.29

Book value per share of $16.39 at December 31, 2025, was up 72.5% from the fourth quarter 2024 and up 124.8% from the fourth quarter 2023. The increase from December 31, 2024 is primarily attributable to net income as well as a $23.7 million reduction in unrealized losses on the Company’s fixed income securities portfolio. The unrealized losses are unrelated to credit risk but are instead attributable to rising interest rates, with the reduction in unrealized losses driven by lower interest rates during 2025. Heritage does not anticipate a need to sell investments in advance of their maturity. As such, the Company expects unrealized losses to continue to roll off the portfolio as investments mature. The average duration of the fixed income portfolio is 3.2 years as the Company has extended duration to take advantage of higher yields further out on the yield curve, while still maintaining a short duration, high credit quality portfolio.

Conference Call Details:

Monday, March 9, 2026– 9:00 a.m. ET

North American Dial-in Numbers Toll Free: 1-888-346-3095

International Dial In: 1-412-902-4258

Webcast: To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Consolidated Balance Sheets

(Amounts In thousands, except share amounts)

	December 31, 2025	December 31, 2024
ASSETS
Fixed maturities, available-for-sale, at fair value	$713,237	$655,555
Equity securities, at fair value	1,064	1,936
Other investments, net	1,285	5,952

Total investments	715,586	663,443
Cash and cash equivalents	559,274	452,666
Restricted cash	13,307	10,979
Accrued investment income	6,556	5,592
Premiums receivable, net	95,331	102,134
Reinsurance recoverable on paid and unpaid claims, net	318,588	740,204
Prepaid reinsurance premiums	307,039	309,802
Deferred income tax asset, net	5,855	13,876
Deferred policy acquisition costs, net	64,544	63,204
Property and equipment, net	28,254	38,080
Right-of-use lease asset, finance	12,598	15,082
Right-of-use lease asset, operating	4,878	5,850
Intangibles, net	30,189	36,372
Other assets	33,823	11,640

Total Assets	$2,195,822	$2,468,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$579,477	$1,042,687
Unearned premiums	707,923	702,707
Reinsurance payable	232,801	227,060
Long-term debt, net	78,428	116,319
Advance premiums	19,164	15,186
Income tax payable, net	4,282	846
Accrued compensation	8,844	8,926
Lease liability, finance	15,587	18,071
Lease liability, operating	5,800	6,945
Accounts payable and other liabilities	38,265	39,378

Total Liabilities	$1,690,571	$2,178,125

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	365,736	362,644
Accumulated other comprehensive loss, net of taxes	(10,555)	(28,604)
Treasury stock, at cost	(133,183)	(130,900)
Retained earnings	283,250	87,656

Total Stockholders’ Equity	505,251	290,799

Total Liabilities and Stockholders’ Equity	$2,195,822	$2,468,924

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Comprehensive Income

(Amounts in thousands, except per share and share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
REVENUE:
Gross premiums written	$336,221	$338,742	$1,436,346	$1,432,942
Change in gross unearned premiums	25,499	21,706	(5,243)	(26,836)

Gross premiums earned	361,720	360,448	1,431,103	1,406,106
Ceded premiums	(159,045)	(161,170)	(636,946)	(638,246)

Net premiums earned	202,676	199,278	794,157	767,860
Net investment income	9,861	8,510	37,156	36,631
Net realized gains on debt securities and other investments	(33)	(722)	2,713	(705)
Other revenue	2,814	3,198	13,304	13,199

Total revenue	215,317	210,264	847,330	816,985
EXPENSES:
Losses and loss adjustment expenses	63,453	109,065	313,246	447,048
Policy acquisition costs	39,818	48,528	173,961	191,189
General and administrative expenses	22,367	21,153	92,972	85,138

Total expenses	125,639	178,746	580,179	723,375

Operating income	$89,678	$31,518	$267,151	$93,610
Interest expense, net	1,730	2,569	7,887	10,934

Income before taxes	$87,948	$28,949	$259,264	$82,676

Income tax expense	21,273	8,655	63,670	21,136

Net income	$66,675	$20,294	$195,594	$61,539

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	3,031	(11,582)	23,588	8,771
Reclassification adjustment for net realized investment losses (gains)	112	(34)	107	(51)
Income tax expense related to items of other comprehensive income	(760)	2,742	(5,646)	(2,074)

Total comprehensive income	$69,058	$11,420	$213,643	$68,185

Weighted average shares outstanding
Basic	30,897,929	30,670,779	30,890,609	30,595,348
Diluted	30,957,245	30,730,042	30,949,899	30,654,611
Earnings per share
Basic	$2.16	$0.66	$6.33	$2.01
Diluted	$2.15	$0.66	$6.32	$2.01

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.

Forward-Looking Statements

Statements in this press release and on our earnings conference call that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release and our earnings conference call include forward-looking statements, including statements relating to our strategic initiatives for 2026 and our ability to profitably grow our business and deliver value to our shareholders; our positioning to deliver managed growth with rate adequacy in our markets and our intent not to write policies that we believe are underpriced or do not meet our underwriting standards; our belief regarding having the right team and infrastructure in place to prudently grow our top line in 2026; our capital allocation strategy, including our Board’s evaluation of dividend distributions and share repurchases and our evaluation of the intrinsic value of our common stock; our new geography and product diversification and expansion strategy, including our plan to enter the Texas market on an E&S lines basis, and our plans relating to employee and agency and distribution relationships in any new market; our focus on underwriting discipline, exposure management and rate adequacy in existing and new geographies, leveraging our scale, continued enhancement of data and AI-driven analytics and our other strategic priorities for 2026; our plans for growth and expansion in certain geographies; our expectations regarding reinsurance capacity and pricing, including the impact of certain tort reform legislation and lack of catastrophe losses, and the resulting effect on costs to insurance consumers; and our expectations regarding profit and growth in 2026 and beyond and the drivers of such profit and growth. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of interest rates, supply chain constraints, inflationary pressures, tariffs, labor availability and geopolitical conflicts; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 13, 2025, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

investors@heritagecompanies.com